UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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CMS ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder,

Thank you for your continued ownership of CMS Energy.  We hope that this letter finds you well.  Recently, we released this year’s proxy statement, which can be located on our website at this link.

You’ll note that proposals 1, 2 and 3 align with our company and shareholders’ best interests while proposal 4 does not.  You’ll find on our website at this link that the company already provides significant disclosure regarding the company’s costs and benefits of our investment strategy and environmental activities.  The adoption of proposal 4 would be duplicative and cause the company to incur undue costs and administrative burdens without commensurate benefit to our stakeholders.  We ask that you VOTE AGAINST PROPOSAL 4.

Please feel free to circulate this letter to your colleagues for review as your firm deliberates each proposal.  We would be happy to discuss any concerns or questions you may have regarding these proposals.

We also want to let you know that beginning in 2021, we have committed to further enhance the transparency of our political contributions.  You can find this enhanced disclosure at this link.

Please feel to reach out if you have any questions.

Thank you,

Sri Maddipati

CMS Energy | Treasurer, Vice President Investor Relations

T: +1 (517) 768-0635